[LETTERHEAD OF DICKSTEIN, SHAPIRO & MORIN, L.L.P.]





                                  June 10, 1996



Greenfield Capital Trust
Greenfield Industries, Inc.
2743 Perimeter Parkway
Building 100, Suite 100
Augusta, Georgia  30909

                       Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

               We have acted as special counsel for Greenfield Industries, Inc., a Delaware corporation (the "Company"), and Greenfield Capital Trust, a Delaware
business  trust  (the  "Trust"),   in  connection  with  the  preparation  of  a
registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933 as amended, pertaining to the registration of (i) 2,300,000 6% Convertible Preferred Securities (liquidation preference $50 per preferred security) (the "Preferred Securities") of the Trust representing undivided beneficial interests in the assets of the Trust; (ii) 6% Convertible Junior Subordinated Deferrable Interest Debentures Due 2016 (the "Convertible
Junior Subordinated Debentures") issued by the Company to the Trust in connection with the sale of the Preferred Securities; (iii) the share of common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Convertible Junior Subordinated Debentures; and (iv) the preferred securities guarantee of the Company which guarantees distributions and payments upon liquidation, redemption and otherwise on the Preferred Securities pursuant to the Preferred Securities Guarantee Agreement, dated as of April 24, 1996, between the Company and the Bank of New York, a New York banking corporation, as trustee.
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               We hereby confirm that,  although the discussion set forth in the
Registration Statement under the heading "UNITED STATES TAXATION" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

               This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                          Very truly yours,

                                          /s/ Dickstein, Shapiro & Morin, L.L.P.
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